EXHIBIT 11
                                                                      ----------
                             CRAGAR INDUSTRIES, INC.
                  Schedule of Computation of Earnings Per Share


EARNINGS PER SHARE

                                                  Three Months Ended September 30,        Nine Months Ended September 30,
                                                   ------------------------------         ------------------------------
                                                       2002               2001                2002               2001
                                                   -----------        -----------         -----------        -----------
Income from continuing operations

Income                                             $    37,819        $  (112,112)        $   285,498        $   (32,627)
Less:  Preferred Stock Dividends in Arrears               --                 --                  --                 --
                                                   -----------        -----------         -----------        -----------
Income available to Common Stockholders            $    37,819        $  (112,112)        $   285,498        $   (32,627)
                                                   ===========        ===========         ===========        ===========

Basic EPS - Weighted Average
          Shares  Outstanding                        3,897,611          3,695,868           3,897,611          3,627,236
                                                   ===========        ===========         ===========        ===========

Basic Earnings Per Share                           $      0.01        $     (0.03)        $      0.07        $     (0.01)
                                                   ===========        ===========         ===========        ===========


Basic EPS - Weighted Average
          Shares  Outstanding                        3,897,611          3,695,868           3,897,611          3,627,236

Effect of Diluted Securities:
          Stock options and Warrants (1)                84,000               --                84,000               --
          Convertible Preferred Stock (1)                 --                 --                  --                 --
                                                   -----------        -----------         -----------        -----------

Diluted EPS - Weighted Average
          Shares Outstanding                         3,981,611          3,695,868           3,981,611          3,627,236
                                                   ===========        ===========         ===========        ===========

Diluted Earmings Per Share                         $      0.01        $     (0.03)        $      0.07        $     (0.01)
                                                   ===========        ===========         ===========        ===========

(1) The Company's outstanding stock options, warrants, and convertible preferred stock have antidilutive effect on loss per share for the three and nine months ended September 30, 2001. As a result, such amounts have been excluded from the computations of diluted loss per share for those periods.